Exhibit 12
EL PASO CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(DOLLARS IN MILLIONS)

	For the nine months ended September 30,
	2011	2010
Earnings
Income before income taxes	$109	$1,131
Income from equity investees	(98)	(167)

Income before income taxes before adjustment for income from equity investees	11	964

Fixed charges	853	853
Distributed income of equity investees	48	52
Capitalized interest	(58)	(41)
Preferred returns on consolidated subsidiaries	(65)	(21)

Total earnings available for fixed charges	$789	$1,807

Fixed charges
Interest and debt expense	$779	$823
Interest component of rent	9	9
Preferred returns on consolidated subsidiaries	65	21

Total fixed charges	$853	$853

Ratio of earnings to fixed charges (1)	—	2.12

Fixed charges
Interest and debt expense	$779	$823
Interest component of rent	9	9
Preferred returns on consolidated subsidiaries	65	21

Total fixed charges	$853	$853

Preferred stock dividend of parent	—	40

Total fixed charges and preferred stock dividend	$853	$893

Ratio of earnings to combined fixed charges and preferred stock dividends (2)	—	2.02

(1)	Earnings for the nine months ended September 30, 2011 were inadequate to cover fixed charges by $64 million.

(2)	Earnings for the nine months ended September 30, 2011 were inadequate to cover fixed charges and preferred stock dividends by $64 million.
For purposes of computing these ratios, earnings means income (loss) before income taxes before:
-	income or loss from equity investees, adjusted to reflect actual distributions from equity investments; and

-	fixed charges;
less:
-	capitalized interest; and

-	preferred returns on consolidated subsidiaries.
Fixed charges means the sum of the following:
-	interest costs, not including interest on tax liabilities which is included in income tax expense on our income statement;

-	amortization of debt costs;

-	that portion of rental expense which we believe represents an interest factor; and

-	preferred returns on consolidated subsidiaries.